UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 1, 2006

VALIDIAN CORPORATION

Commission file number 000-28423

  Nevada

58-2541997

(State of Incorporation)

 (IRS Employer Identification No.)

30 Metcalfe Street, Suite 620, Ottawa, Ontario, Canada K1P 5L4

(Address of principal executive offices)

613-230-7211

(Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On May 11, 2006, the Company issued Series A senior secured promissory notes in the principal amount of $250,000 to an accredited investor.  The Series A senior secured promissory notes and accrued interest thereon were convertible, at the sole discretion of the holder, into shares of the Company’s common stock, at such time as the Company completes its next round of equity financing, at the same terms as the equity financing transaction.  In addition, the Company agreed to issue 1,250,000 shares of its common stock (5 shares for each dollar advanced) to the holder pursuant to the terms of the note.  These shares have not been issued by the Company.

On June 1, 2006 the holder of the $250,000 Series A secured promissory note declared this note void and it was replaced with a 10% Senior Secured Convertible Note.  This 10% Senior Secured Convertible Note matures on June 1, 2007; bears interest at 10% payable quarterly in arrears; provides for prepayment by the Company, in whole or in part, without premium or penalty, with 30 days notice to the holder; is secured by all of the assets of the Company; allows the holder the right to demand payment of 50% of the outstanding balance, plus interest thereon, at such time as the Company completes an equity financing transaction of $500,000 or more; and may be converted at any time, at the sole discretion of  the holder, at a conversion price of $0.10 per share.  In addition, the accredited investor will receive 500,000 shares of the Company’s common stock, rather than the 1,250,000 contemplated by the Series A senior secured promissory note dated May 11, 2006.

On June 1, 2006 the Company also issued to two other accredited investors two 10% Senior Secured Convertible Notes, one for $130,000 and one for $120,000, with the same provisions as above.  These accredited investors will receive 260,000 and 240,000 shares of common stock of the Company, respectively.

These transactions were exempt pursuant to Section 4 (2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Validian Corporation

 (Registrant)

Date:   June 6, 2006

By:  /s/ Ronald Benn

(Signature)

Ronald Benn

Chief Financial Officer

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